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                                  EXHIBIT 99.2

                     Form of Notice of Grant of Stock Option

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                                                        DURA PHARMACEUTICALS, INC.
NOTICE OF GRANT OF STOCK OPTION                         ID:  95-3645543
                                                        7475 Lusk Blvd.
                                                        San Diego, CA  92121


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(NAME)                                                  OPTION NUMBER:         -----
(ADDRESS)                                               PLAN:                   1992
                                                        ID:                    -----

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         Effective __________, you have been granted an
(Incentive/Non-Qualified) Stock Option to purchase _____ shares of Dura Pharmaceuticals, Inc. Common Stock at $______ per share.


The total option exercise price of the option is $__________.

Your option will vest as shown below.

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         SHARES             VEST TYPE               FULL VEST           EXPIRATION
         ------             ---------               ---------           ----------
         (Number)           (Frequency)             (Date)              (Date)

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EXERCISE SCHEDULE.

The Option vests in equal daily installments over a period of four years beginning on the Grant Date. Optionee must complete one year of service, measured from their hire date, before exercising any options. In no event shall any option vest after Optionee ceases to be employed by the Company.


OTHER PROVISIONS.

Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Dura Pharmaceuticals, Inc. 1992 Stock Option Plan. Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. If this is Optionee's first stock option grant under the Plan, a copy of the official prospectus for the Plan is attached hereto as Exhibit B and Optionee acknowledges receipt of same.


NO EMPLOYMENT OR SERVICE CONTRACT.

Nothing in this Notice of Grant or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary employing Optionee) or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's employment at any time for any reason whatsoever, with or without cause.


DURA PHARMACEUTICALS, INC.


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Cam L. Garner                                        (Optionee)
Chairman and Chief Executive Officer

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